U.S. Gold Corp. Announces Closing of $2.5 Million Registered Direct Offering

No placement agent or broker dealer participated in the offering

Gross proceeds earmarked for general corporate purposes

ELKO, NV, June 20, 2019 – U.S. Gold Corp. (“U.S. Gold” or the “Company”) (NASDAQ: USAU), a gold exploration and development company, announced today that it has agreed to sell, in a non-brokered offering, $2.5 million in Series F Preferred units (a “Unit”), each Unit consisting of one (1) share of 0% Series F Preferred Stock and 878 Class X Warrants. Each Unit will be sold at a negotiated price of $2,000 per Unit. Each Series F Preferred Stock at the option of the holder at any time is convertible into the number of shares of our common stock determined by dividing the $2,000 stated value per share of the Series F Preferred Stock by a conversion price of $1.14 per share, subject to adjustment. Each Class X Warrant is exercisable to acquire one share of common stock (each, a “Warrant Share”) and one Class Y Warrant at an exercise price of $1.14 for a period of six (6) months from the date of issuance. Each Class Y Warrant is exercisable to acquire one Warrant Share at an exercise price of $1.14 per share, commencing six (6) months from the date of issuance (the “Initial Exercise Date”) and will expire on a date that is the five (5) year anniversary of the Initial Exercise Date. The sale of the Units was priced at parity to the closing price of U.S. Gold common shares on June 19, 2019.

The net proceeds, after estimated expenses of the offering payable by the Company, will be approximately $2.425 million. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures and other corporate expenses, although the Company does not have any current plans, agreements or commitments at this time. No placement agent or broker dealer was used or participated in the offering of the Units.

U.S. Gold Corp. President and CEO Edward Karr stated, “We believe our ability to raise funds at parity to the Market supports the optimism that many of our shareholders share with management about the prospects of our two assets. We intend to use the net proceeds to advance our drilling and exploration program.”

The Class X Warrants have a six-month term and provide a “green shoe” to the Investors for up to an additional $1.25 million to the Company.

The offer and sale of the 0% Series F Preferred Stock, Class X Warrants, Class Y Warrants and common stock underlying these securities (the “Registered Securities”), are being registered under the Company’s shelf registration statement on Form S-3 (File No. 333-217860), declared effective by the Securities and Exchange Commission (the “SEC”) on May 16, 2017. The Company filed a prospectus supplement related to the Registered Securities with the SEC on June 19, 2019. The offering may only be made by means of a prospectus supplement and the accompanying prospectus. Copies of the final prospectus supplement and accompanying prospectus will be filed with the SEC and may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov.

The Company issued investors in the Unit placement, Class A Warrants in a private placement. Each Class A Warrant is exercisable to acquire one Warrant Share at an exercise price of $1.14 per share, commencing six (6) months from the date of issuance and will expire on a date that is the five (5) year anniversary of the initial exercise date. The Class A Warrants and the securities underlying the Class A Warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold unless an exemption from such registration requirements is available.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S.-focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: changes in the price of gold and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. We make no representation or warranty that the information contained herein is complete and accurate, and we have no duty to correct or update any information contained herein.

INVESTOR CONTACT:

U.S. Gold Corp. Investor Relations:
+1-800-557-4550
ir@usgoldcorp.gold

www.usgoldcorp.gold